Exhibit 10(y)(y)

HEWLETT-PACKARD COMPANY

DIRECTOR OPTION PLAN STOCK OPTION AGREEMENT

                THIS AGREEMENT, dated DATE between HEWLETT-PACKARD COMPANY, a California corporation (“Company”), and NAME (the “Director”), a director of Company is entered into as follows:

WITNESSETH:

WHEREAS, the Company has established the Hewlett-Packard Company 1987 Director Option Plan (the “Plan”) a copy of which is attached hereto as Exhibit “A” and made a part hereof; and

WHEREAS, the Director has filed an election in accordance with the terms of the Plan to be granted an option under the Plan as hereinafter set forth below;

NOW THEREFORE, the parties hereby agree that in consideration of services rendered and to be rendered, the Company grants the Director an option (the “Option”) to purchase # OF SHARES shares of its $1 par value voting Common Stock upon the terms and conditions set forth herein.

1.               This Option is granted under and pursuant to the Plan and is subject to each and all of the provisions thereof.

2.               The Option price shall be $ PRICE per share.

3.               This Option is not transferable by the Director otherwise than by will or the laws of descent and distribution, and is exercisable only by the Director during his lifetime.  This Option may not be transferred, assigned, pledged, or hypothecated by the Director during his lifetime, whether by operation of law or otherwise, and is not subject to execution, attachment or similar process.

4.               This Option may not be exercised before the first anniversary of the date hereof.  Notwithstanding the foregoing this Option shall become exercisable in full upon the retirement of the Director because of age or permanent and total disability, or upon his death.

5.               This Option will expire ten (10) years from the date hereof, unless sooner terminated or cancelled in accordance with the provisions of the Plan.

6.               This Option shall be exercised by delivering to the Secretary of the Company at its head office a written notice stating the number of shares as to which the Option is exercised.  The written notice must be accompanied by payment of the full Option price for such shares.

7.               All rights of the Director in this Option, to the extent that it has not been exercised, shall terminate upon the death of the Director (except as hereinafter provided).  The Director may, by written notice to the Company, designate one or more persons, including his legal representative, who shall by reason of the Director’s death acquire the right to exercise all or a portion of the Director’s Option.  The person so designated must exercise the Option within the term of the Option set forth in paragraph 5.  The person designated to exercise the Option after the Director’s death shall be bound by the provisions of the Plan.

8.               The Director hereby designates the following person(s) as the one(s) who may exercise this Option after his death as provided above:

Name:	Relationship:

Name:	Relationship:

The Director may change the above designation at his pleasure by filing with the Secretary of the Company a written notice of change.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate the day and year first above written.

HEWLETT-PACKARD COMPANY

By
Lew Platt, President

By
D. Craig Nordlund
Associate General Counsel
and Secretary